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                                                                     EXHIBIT 8.2

                        [Shearman & Sterling Letterhead]




                                July 26, 2001



Bergen Brunswig Corporation
4000 Metropolitan Drive
Orange, CA  92868




Ladies and Gentlemen:

               We are acting as counsel to Bergen Brunswig Corporation, a New Jersey corporation ("Bergen") in connection with the proposed merger of B-Sub Acquisition Corp., a New Jersey corporation ("Bergen Merger Sub") with and into Bergen (the "Bergen Merger") and the proposed merger of A-Sub Acquisition Corp., a Delaware corporation ("AmeriSource Merger Sub") with and into AmeriSource Health Corporation, a Delaware corporation, ("AmeriSource") (the "AmeriSource Merger" and, together with the Bergen Merger, the "Mergers") pursuant to an Agreement and Plan of Merger dated as of March 16, 2001 among AABB Corporation (now known as AmeriSourceBergen Corporation), a Delaware corporation, AmeriSource, Bergen, AmeriSource Merger Sub and Bergen Merger Sub (the "Merger Agreement"). AmeriSourceBergen Corporation, a Delaware corporation ("AmeriSourceBergen"), is filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, amended (the "Act"), a registration statement on Form S-4 (the "Registration Statement") dated as of the date hereof, with respect to the common stock of AmeriSourceBergen to be issued to holders of shares of Common Stock of AmeriSource and holders of shares of Common Stock of Bergen in connection with the Mergers and the related Joint Proxy Statement/Prospectus of AmeriSource and Bergen (the "Joint Proxy Statement/Prospectus"). At your request in connection with the filing of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Bergen Merger.

               For purposes of the opinion set forth below, we have, with the consent of AmeriSource and the consent of Bergen, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) and covenants contained in the Merger Agreement and those contained in the certificates of AmeriSource and Bergen each dated July 26, 2001 (copies of
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Bergen Brunswig Corporation               - 2 -                   July 26, 2001



which are attached hereto and which are incorporated herein by reference), and have assumed that such statements and representations will be complete and accurate as of the Effective Time and those covenants will be complied with in all material respects. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy Statement/Prospectus. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement/Prospectus or the Merger Agreement, as the case may be.

               We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement/Prospectus and that the Bergen Merger will qualify as a statutory merger under applicable state laws.

               Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that:

               1. Neither Bergen nor holders of shares of Bergen Common Stock will recognize any gain or loss for federal income tax purposes in connection with the Bergen Merger, except to the extent that cash may be received in lieu of Fractional Shares and to the extent of any payments made in respect of conveyance taxes pursuant to Section 6.1(i) of the Merger Agreement;

               2. Subject to the limitations set forth therein, the discussion contained in the Joint Proxy Statement/Prospectus under the caption "The Merger
- - Material United States federal income tax consequences of the Merger" is an accurate summary of the material U.S. federal income tax consequences of the Bergen Merger to holders of shares of Bergen Common Stock under currently applicable law.

               No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. The opinion is furnished to you solely for your exclusive use, and it may not be distributed, published, or relied upon by any other person without our prior written consent. Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

               We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption "The Merger - -Material United States federal income tax consequences of the Merger" and elsewhere in the

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Bergen Brunswig Corporation               - 3 -                    July 26, 2001


Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.




                                                         Very truly yours,


                                                         /s/ Shearman & Sterling




MKW/AFS/JBZ